Exhibit 4.21

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Canopy Growth Corporation (“Canopy Growth” or the “Company”)

1 Hershey Drive

Smiths Falls, Ontario

K7A 0A8

Item 2	Date of Material Change

June 13, 2018

Item 3	News Release

News releases dated June 13, 2018, June 15, 2018, June 20, 2018 and June 22, 2018 were disseminated through the services of newswire and subsequently filed on SEDAR.

Item 4	Summary of Material Change

On June 13, 2018, Canopy Growth announced the private placement offering of C$400 million aggregate principal amount of unsecured convertible senior notes due 2023 (the “Notes”).

On June 15, 2018, Canopy Growth announced that it had upsized and priced its previously announced offering of Notes.

On June 20, 2018, Canopy Growth announced the closing of its previously announced offering of Notes.

On June 22, 2018, Canopy Growth announced the exercise in full and closing of the over-allotment option pursuant to its previously announced offering of Notes.

The Notes will bear cash interest semi-annually at a rate of 4.25% per annum. The initial conversion rate for the Notes is 20.7577 common shares (each, a “Share”) of Canopy Growth per C$1,000 principal amount of Notes, equivalent to an initial conversion price of approximately C$48.18 per Share, subject to adjustment in certain circumstances.

Item 5	Full Description of Material Change

On June 13, 2018, Canopy Growth announced the offering (the “Offering”) of C$400 million aggregate principal amount of Notes. Canopy Growth also announced that it intended to grant the initial purchasers of the Notes an option to purchase up to an additional C$60 million aggregate principal amount of Notes.

On June 15, 2018, Canopy Growth announced that it had upsized the Offering and would issue C$500 million aggregate principal amount of Notes and granted the initial purchasers of the Notes an option to purchase up to an additional C$100 million aggregate principal amount of Notes. In addition, Canopy Growth announced that it had priced the Offering. The Notes will bear cash interest semi-annually at a rate of 4.25% per annum. The initial conversion rate for the Notes is 20.7577 Shares per C$1,000 principal amount of Notes, equivalent to an initial conversion price of approximately C$48.18 per Share, subject to adjustment in certain circumstances.

On June 20, 2018, Canopy Growth announced the closing of the Offering.

On June 22, 2018, Canopy Growth announced the exercise in full of the over-allotment option by the initial purchasers and the issuance of additional C$100 million aggregate principal amount of Notes in connection with the closing of the over-allotment option.

Canopy Growth intends to use the net proceeds of the Offering to support expansion initiatives and general corporate purposes, including working capital requirements.

The Notes, and the Shares into which the Notes are convertible, have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or qualified for distribution by a prospectus in Canada. The Notes and the Shares may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements under the Securities Act. The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. Offers and sales in Canada were made only pursuant to exemptions from the prospectus requirements of applicable Canadian securities laws.

Greenstar Canada Investment Limited Partnership (“Greenstar”), an affiliate of Constellation Brands, Inc., exercised its participation right under the investor rights agreement between the Company and Greenstar dated November 2, 2017. Greenstar purchase C$200 million aggregate principal amount of Notes.

Item 6	Reliance on subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

For further information contact Bruce Linton, Chief Executive Officer at 1-855-558-9333.

Item 9	Date of Report

June 22, 2018

FORWARD-LOOKING INFORMATION

This report contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation. Often, but not always, forward-looking statements and information can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements or information involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Canopy Growth or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements or information contained in this report. Examples of such statements include statements with respect to the planned used of proceeds from the notes offering. Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information, including the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in Canada, the United States or internationally as well as such risks contained in the Company’s annual information form dated June 28, 2017 and filed with Canadian securities regulators available on the Company’s issuer profile on SEDAR at www.sedar.com. Although the Company believes that the assumptions and factors used in preparing the forward-looking information or forward-looking statements in this report are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. The forward-looking information and forward-looking statements included in this report are made as of the date of this report and the Company does not undertake an obligation to publicly update such forward-looking information or forward-looking information to reflect new information, subsequent events or otherwise unless required by applicable securities laws